Exhibit 99.1

FOR IMMEDIATE RELEASE

March 29, 2018

ART’S WAY MANUFACTURING ANNOUNCES FIRST QUARTER FISCAL 2018 FINANCIAL RESULTS

Conference Call Scheduled for March 30, 2018

ARMSTRONG, IOWA, March 29, 2018 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2018.

In conjunction with the release, the Company has scheduled a conference call for Friday, March 30, 2018 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer, will be leading the call to discuss the first quarter fiscal 2018 financial results.

What: Art’s Way Manufacturing, Inc. First Quarter Fiscal 2018 Financial Results.

When: Friday, March 30, 2018 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Three Months Ended
	(Continuing Operations, Consolidated)
	February 28, 2018	February 28, 2017
Sales	$5,366,000	$4,421,000
Operating (Loss)	$(309,000)	$(352,000)
Net (Loss)	$(527,000)	$(254,000)
EPS (Basic)	$(0.13)	$(0.06)
EPS (Diluted)	$(0.13)	$(0.06)

Weighted Average Shares Outstanding:
Basic	4,170,818	4,126,012
Diluted	4,170,818	4,126,012

Sales: Our consolidated corporate sales for continuing operations for the three-month period ended February 28, 2018 were $5,366,000 compared to $4,421,000 during the same period in fiscal 2017, an increase of $945,000, or 21.4%. The increase in consolidated revenue is primarily due to increased demand for our agricultural products and increased revenues in our modular buildings segment. Consolidated gross margin for the three-month period ended February 28, 2018 was 20.9% compared to 25.2% for the same period in fiscal 2017. Our quarterly revenue increased by 16.7% for our agricultural products segment, by 4.8% for our tools segment, and by 90.5% for our modular buildings segment.

Income (Loss) from Continuing Operations: Consolidated net (loss) from continuing operations was $(527,000) for the three-month period ended February 28, 2018 compared to net (loss) from continuing operations of $(254,000) for the same period in fiscal 2017. The increased net (loss) from continuing operations was largely due to the revaluing of our deferred tax asset at the new income tax rates for the 2018 tax year.

Earnings (Loss) per Share from Continuing Operations: (Loss) per basic and diluted share from continuing operations for the first quarter of fiscal 2018 was ($0.13), compared to (loss) per basic and diluted share from continuing operations of $(0.06) for the same period in fiscal 2017.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “As reported a quarter ago we are starting to see improved positioning of our company coupled with modest improvement in market conditions, as demonstrated by the significant increase in revenue for the first quarter. Orders and backlog are strong throughout the company and we feel that momentum is building for each of our entities, largely as a result of new products, an improved sales network, and creative methods of going to market such as leases. Our customers are taking notice and are responding quite positively to the actions we’ve undertaken.

“Affecting profitability for the quarter were numerous expenses related to balance sheet improvement, lower margins due to aggressive pricing used to dispose of non-strategic inventory, and a significant change in the value of our deferred tax asset. While these negatively affected our earnings, we made strides to increase cash flow and reduce debt by successfully exiting the snow blower business, signing a contract to sell the former Vessels building, and continuing to reduce inventory.

“As we look ahead, we are poised to keep pace on simplifying the business and improving our balance sheet while putting resources toward quality, customer service, product development, and continuous improvement. We still have a lot of work to do on these fronts but are confident that we are doing the right things to position the business for long-term, sustainable profitability. When the commodity markets rebound, we plan to be ready to react with a fresh offering of innovative quality products, industry-leading customer support, a clean and liquid balance sheet, and a very capable and energetic team poised for growth.”

About Art’s Way Manufacturing Co., Inc.

Art’s Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company’s business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the development and launch of new products; (iii) future results; (iv) future operational changes; (v) the timing of increased performance; and (vi) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.